EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release September 9, 2015

Contact:	Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), (the “Company”) the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net income of $2.1 million or $0.25 diluted earnings per share for the year ended June 30, 2015, which represents a $135,000 or 7.0% increase from the year ended June 30, 2014. The increase in earnings year over year was due primarily to decreases in non-interest expense and provision for losses on loans, as well as an increase in non-interest income. Non-interest expense decreased $368,000 or 4.4% from $8.4 million for the prior year end to $8.0 million for the recent year end primarily due to lower costs associated with the Company’s employee compensation and benefits. Provision for losses on loans decreased $237,000 or 40.9% to $343,000 for the year just ended due primarily to improving quality in the loan portfolio, while non-interest income increased $170,000 or 49.4% to $514,000. The increase in non-interest income was due primarily to gains recognized on sales of real estate owned by the Company. Net interest income decreased $571,000 or 5.0% to $11.0 million for the recently ended fiscal year as interest income decreased more than interest expense decreased. Interest income decreased $761,000 or 5.8% due chiefly to lower yield earned on the Company’s loan portfolio. Interest expense decreased $190,000 or 11.7% to $1.4 million.

The Company reported net income of $535,000 or $0.07 diluted earnings per share for the three months ended June 30, 2015, an increase of $113,000, or 26.8% compared to $422,000 or $0.05 per share for the three months ended June 30, 2014. The increase in net profit was due primarily to a decrease in non-interest expense and an increase in non-interest income. Non-interest expense decreased $342,000 or 15.1% for the three month period ended June 30, 2015 to $1.9 million, while non-interest income increased $93,000 to $118,000. The decrease in non-interest expense was primarily due to lower costs associated with the Company’s employee compensation and benefits. The increase in non-interest income was due primarily to gains recognized on sales of real estate owned by the Company. Net interest income decreased $262,000 or 9.0% to $2.6 million for the recently ended quarter as interest income decreased more than interest expense decreased. Interest income decreased $272,000 or 8.3% due chiefly to lower yield earned on the Company’s loan portfolio, while interest expense decreased $10,000 or 2.8% to $350,000.

At June 30, 2015, the Company reported its book value per share as $7.98.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, the impact of competition, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Frankfort, Danville, and Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At June 30, 2015 the Company had approximately 8,439,515 shares outstanding, of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Statements of Financial Condition

	June 30,	June 30,
	2015	2014
	(In thousands, except per share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$13,635	$11,511
Investment Securities	6,582	9,265
Loans available for sale	100	--
Loans Receivable, net	243,815	246,788
Real estate acquired through foreclosure	1,593	1,846
Other Assets	30,573	30,245
Total Assets	$296,298	$299,655

Liabilities
Deposits	$199,701	$213,142
FHLB Advances	26,635	17,200
Deferred revenue	610	631
Other Liabilities	2,039	1,477
Total Liabilities	228,985	232,450

Shareholders' Equity	67,313	67,205

Total Liabilities and Equity	$296,298	$299,655

Book Value Per Share	$7.98	$7.88

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Twelve months ended June 30,		Three months ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)

Interest Income	$12,389	$13,150	$2,998	$3,270
Interest Expense	1,428	1,618	350	360
Net Interest Income	10,961	11,532	2,648	2,910
Provision for Losses on Loans	343	580	41	49
Non-interest Income	514	344	118	25
Non-interest Expense	8,042	8,410	1,925	2,267
Income Before Income Taxes	3,090	2,886	800	619
Income Taxes	1,021	952	265	197
Net Income	$2,069	$1,934	$535	$422

Earnings per share:
Basic and diluted	$0.25	$0.23	$0.07	$0.05

Weighted average outstanding shares:
Basic and diluted	8,348,797	8,374,624	8,312,586	8,378,522